Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of Federated Municipal Securities Income Trust:

We consent to the use of our reports dated October 24, 2008 with respect to the financial statements for Federated California Municipal Income Fund and Federated North Carolina Municipal Income Fund, each a series of Federated Municipal Securities Income Trust as of August 31, 2008, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus on Form N-14.

Boston, Massachusetts
August 21, 2009

/s/ KPMG